Exhibit 99.1

GENOPTIX, INC.

NON-EMPLOYEE DIRECTOR

COMPENSATION POLICY

On May 7, 2008, following the recommendation of the Compensation Committee of the Board of Directors (the “Board”) of Genoptix, Inc. (the “Company”), the Board adopted the following amended compensation program for non-employee directors of the Board.  Pursuant to this program, each member of the Board who is not an employee or an officer of the Company will receive the following cash compensation for Board services, as applicable:

•                  a $35,000 annual retainer for service as a Board member;

•                  a $30,000 supplemental annual retainer for service as Chair of the Board;

•                  a $15,000 supplemental annual retainer for service as Chair of the Audit Committee and $7,500 for service as a member of such committee;

•                  a $10,000 supplemental annual retainer for service as Chair of the Compensation Committee and $5,000 for service as a member of such committee;

•                  a $10,000 supplemental annual retainer for service as Chair of the Compliance Committee and $5,000 for service as a member of such committee; and

•                  a $5,000 supplemental annual retainer for service as Chair of the Nominating and Corporate Governance Committee and $2,500 for service as a member of such committee.

No additional fees are paid to non-employee directors for meeting attendance. Cash retainer payments under the non-employee compensation program require that the members of the Board endeavor to attend at least 75% of the meetings of the Board and the committees on which a particular director serves.

Additionally, members of the Board who are not employees or officers of the Company will receive nonqualified stock options (“NSOs”) to purchase shares of the Company’s common stock under the Company’s 2007 Non-Employee Directors Stock Option Plan (“2007 NEDSOP”) and restricted stock unit (“RSU”) awards for shares of the Company’s common stock under the Company’s 2007 Equity Incentive Plan (“2007 EIP”), as follows:

Initial Grant:	NSO to purchase 10,000 shares under the 2007 NEDSOP; and RSU for 5,000 shares under the 2007 EIP.

Annual Grant:	NSO to purchase 3,750 shares under the 2007 NEDSOP; and RSU for 2,500 shares under the 2007 EIP.

Initial grants are made upon commencement of service as a non-employee director and vest over three years and annual grants are automatically made on the date of the annual meeting of stockholders, with monthly vesting for the NSO portion of each award and quarterly vesting for the RSU portion of each award.

The Chair of the Board receives twice the number of shares subject to the annual grants for service as Chair of the Board and, in the event the Chair of the Board is first elected to the Board and as its Chair simultaneously, twice the number of shares subject to the initial grant.